Exhibit 99.1

Semtech Announces First Quarter of Fiscal Year 2012 Results

  Q1 Revenue of $122M up 20% Year Over Year
  Record Quarterly Gross Profit Margin of 60.4%
  Record Quarterly Operating Profit of $26.5M
  Net Income up 109% Year Over Year

CAMARILLO, Calif.--(BUSINESS WIRE)--May 25, 2011--Semtech Corp. (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today reported unaudited financial results for its first quarter of fiscal year 2012, which ended May 1, 2011.

Net revenue for the first quarter of fiscal year 2012 was $122.4 million, up 20.1 percent from the first quarter of fiscal year 2011 and up 5.2 percent from the fourth quarter of fiscal year 2011.

Net income for the first quarter of fiscal year 2012, computed in accordance with U.S. generally accepted accounting principles (GAAP), was $22.6 million or 34 cents per diluted share. This compares to GAAP net income of $10.8 million or 17 cents per diluted share in the first quarter of fiscal year 2011 and GAAP net income of $26.0 million or 39 cents per diluted share in the fourth quarter of fiscal year 2011.

GAAP gross profit margin for the first quarter of fiscal year 2012 was 60.4 percent compared to 56.0 percent in the first quarter of fiscal year 2011 and 60.2 percent in the fourth quarter of fiscal year 2011.

To facilitate the complete understanding of comparable financial performance between periods, Semtech also presents performance results net of certain non-cash and one-time items. Semtech's non-GAAP results exclude the following items:

  Stock-based compensation expense
  Expenses related to class action litigation and ongoing stock option related matters, net of insurance recoveries
  Changes related to increased cost of goods sold for fair value inventory adjustments made as part of the purchase price allocation for the acquisition of Sierra Monolithics, Inc.
  Amortization of acquired intangible assets

Excluding the items listed above, non-GAAP net income for the first quarter of fiscal year 2012 was $30.0 million or 45 cents per diluted share. Non-GAAP net income was $22.0 million or 35 cents per diluted share in the first quarter of fiscal year 2011 and was $31.0 million or 47 cents per diluted share in the fourth quarter of fiscal year 2011.

Non-GAAP gross profit margin for the first quarter of fiscal year 2012 was 60.6 percent. Non-GAAP gross profit margin for the first quarter of fiscal year 2011 was 58.8 percent and 60.5 percent in the fourth quarter of fiscal year 2011.

Semtech had $276.3 million of cash, cash equivalents and marketable securities as of May 1, 2011, up from $258.3 million at the end of the fourth quarter of fiscal year 2011.

Mohan Maheswaran, Semtech's President and Chief Executive Officer, commented, "During the first quarter of fiscal year 2012, Semtech delivered solid revenue growth and gross margin that exceeded the high end of our target range. Our focus on developing highly differentiated analog platforms that enable bandwidth expansion, miniaturization of electronics and ‘greener’ technologies continues to drive top-line growth and profitability for our shareholders."

The results announced today are preliminary, as they are subject to customary quarterly review procedures by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company will have filed its quarterly report on Form 10-Q for the first quarter of fiscal year 2012.

Second Quarter of Fiscal Year 2012 Outlook

  Net sales are expected to be in the range of $127.0 million to $131.0 million
  GAAP gross profit margin is expected to remain approximately flat with or slightly up from Q1 2012
  GAAP SG&A expense is expected to be in the range of $25.1 million to $25.6 million
  GAAP R&D expense is expected to be in the range of $20.1 million to $20.6 million
  Stock-based compensation expense, which is included in the preceding estimates, is expected to be approximately $6.4 million, categorized as follows: $0.2 million cost of sales, $4.4 million SG&A, and $1.8 million R&D
  Amortization of acquired intangible assets is expected to be approximately $2.1 million
  GAAP tax rate is expected to be in the range of 13% to 15%
  GAAP earnings are expected to be in the range of 38 to 40 cents per diluted share
  Non-GAAP earnings are expected to be in the range of 47 to 49 cents per diluted share
  Fully diluted share count is expected to be approximately 68.3 million
  Capital expenditures are expected to be approximately $10.0 million

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with GAAP, this release includes a non-GAAP presentation of gross profit, net income and earnings per diluted share. To provide additional insight into the Company's second quarter outlook, this release includes a presentation of forward-looking non-GAAP earnings per diluted share. All of these non-GAAP measures exclude stock-based compensation, amortization of acquired intangible assets, and the other items detailed above. These non-GAAP measures are provided to enhance the user's overall understanding of the Company's comparable financial performance between periods. In addition, the Company's management generally excludes such items in managing and evaluating the performance of the business. A further discussion of these non-GAAP financial measures can be found above. Reconciliations of GAAP results for the first quarter of fiscal years 2012 and 2011 and the fourth quarter of fiscal year 2011, as well as a reconciliation of forward-looking earnings per diluted share for the second quarter of fiscal year 2012, appear with the financial statements included with this release. These additional financial measures should not be considered substitutes for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies.

Forward-Looking and Cautionary Statements

This report contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. These forward-looking statements are identified by the use of such terms and phrases as "intends," "goal," "estimate, "expect," "project," "plans," "anticipates," "should," "will," "designed to," "believe," and other similar expressions which generally identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Important factors that could cause actual results to differ materially include, but are not limited to: the continuation and/or pace of key trends considered to be main contributors to the Company's growth, such as demand for increased network bandwidth, demand for increasing energy efficiency in the Company's products or end use applications of the products, demand for increasing miniaturization of electronic components; shifts in demand among target customers, and other comparable changes in projected or anticipated markets; adequate supply of components and materials from our suppliers, and of our products from our third-party manufacturers; the Company's ability to forecast and achieve anticipated revenues and earnings estimates in light of periodic economic uncertainty; the Company's ability to manage expenses to achieve anticipated amounts; and the amount and timing of expenditures for capital equipment deemed necessary or advisable by the Company. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2011, in the Company's other filings with the SEC, and in material incorporated therein by reference. In light of the significant uncertainties inherent in the forward-looking information included herein, any such forward-looking information should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. Investors are cautioned not to place undue reliance on any forward-looking information contained herein. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Semtech and the Semtech logo are marks of Semtech Corporation.

SEMTECH CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Table in thousands - except per share amount)

	Three Months Ended
	May 1,	Jan 30,	May 2,
	2011	2011	2010
	Q1 2012	Q4 2011	Q1 2011
	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$122,371	$116,270	$101,880
Cost of sales	48,517	46,264	44,833
Gross profit	73,854	70,006	57,047
Operating costs and expenses:
Selling, general and administrative	26,705	23,637	26,351
Product development and engineering	18,525	18,517	15,303
Amortization of acquired intangible assets	2,102	2,304	2,405
Total operating costs and expenses	47,332	44,458	44,059
Operating income	26,522	25,548	12,988
Interest and other income, net	(440)	66	197
Income before taxes	26,082	25,614	13,185
Provision for taxes	3,500	(389)	2,383
Net income	$22,582	$26,003	$10,802

Earnings per share:
Basic	$0.35	$0.41	$0.18
Diluted	$0.34	$0.39	$0.17

Weighted average number of shares:
Basic	64,552	63,506	61,420
Diluted	67,123	66,213	63,181

SEMTECH CORPORATION
CONSOLIDATED BALANCE SHEETS
(Table in thousands)

	May 1,	Jan 30,
	2011	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$134,605	$119,019
Temporary investments	129,820	112,237
Receivables, less allowances	50,402	50,610
Inventories	50,084	47,719
Deferred income taxes	13,369	13,369
Other current assets	12,022	10,744
Total current assets	390,302	353,698

Property, plant and equipment, net	62,175	56,778
Long-term investments	11,874	27,086
Goodwill	129,651	129,651
Other intangible assets, net	72,721	74,823
Other assets	18,222	17,907
Total assets	$684,945	$659,943

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,488	$29,629
Accrued liabilities	21,431	48,723
Income taxes payable	2,683	2,928
Deferred revenue	4,912	5,020
Accrued taxes	4,191	4,191
Deferred income taxes	3,334	3,334
Total current liabilities	70,039	93,825

Deferred income taxes - non-current	13,897	11,120
Accrued taxes	10,548	10,548
Other long-term liabilities	15,600	15,835

Shareholders’ equity	574,861	528,615
Total liabilities & shareholders' equity	$684,945	$659,943

SEMTECH CORPORATION
SUPPLEMENTAL INFORMATION - NOTES TO CONSOLIDATED GAAP STATEMENTS OF INCOME
(Tables in thousands - except per share amounts)

	Three Months Ended
	May 1,	Jan 30,	May 2,
	2011	2011	2010
Stock-based Compensation Expense	Q1 2012	Q4 2011	Q1 2011
	(Unaudited)	(Unaudited)	(Unaudited)
Cost of sales	$279	$325	$526
Selling, general and administrative	5,618	3,797	5,604
Product development and engineering	1,590	1,962	2,170
Total stock-based compensation expense	$7,487	$6,084	$8,300

	Three Months Ended
	May 1,	Jan 30,	May 2,
	2011	2011	2010
Gross Profit - Reconciliation GAAP to Non-GAAP	Q1 2012	Q4 2011	Q1 2011
	(Unaudited)	(Unaudited)	(Unaudited)

GAAP gross profit	$73,854	$70,006	$57,047
Adjustments to GAAP gross profit:
Stock-based compensation expense	279	325	526
Fair value adjustment related to acquired inventory	-	-	2,311
Non-GAAP gross profit	$74,133	$70,331	$59,884

	Three Months Ended
	May 1,	Jan 30,	May 2,
	2011	2011	2010
Net Income - Reconciliation GAAP to Non-GAAP	Q1 2012	Q4 2011	Q1 2011
	(Unaudited)	(Unaudited)	(Unaudited)

GAAP net income	$22,582	$26,003	$10,802

Adjustments to GAAP net income:
Stock-based compensation expense	7,487	6,084	8,300

Legal expenses related to stock option matters	131	289	1,623
Fair value adjustment related to acquired inventory	-	-	2,311
Amortization of acquired intangible assets	2,103	2,304	2,405
Total before taxes	9,721	8,677	14,639
Associated tax effect	(2,339)	(3,710)	(3,394)
Total of supplemental information net of taxes	7,382	4,967	11,245
Non-GAAP net income	$29,964	$30,970	$22,047

Diluted GAAP earnings per share	$0.34	$0.39	$0.17
Adjustments per above	0.11	0.08	0.18
Diluted non-GAAP earnings per share	$0.45	$0.47	$0.35

	Three Months Ended
	May 1,	Jan 30,	May 2,
	2011	2011	2010
Tax Impact Associated With Supplemental Information	Q1 2012	Q4 2011	Q1 2011
	(Unaudited)	(Unaudited)	(Unaudited)
Adjustments to GAAP net income:
Stock-based compensation expense	$1,808	$2,551	$1,035
Legal expenses related to stock option matters	44	794	617
Fair value adjustment related to acquired inventory	-	-	878
Amortization of acquired intangible assets	487	365	864
Total of associated tax effect	$2,339	$3,710	$3,394

Q2 FY12 Earnings Per Share Guidance
GAAP to Non-GAAP Reconciliation (net of tax)
	Low	High
GAAP EPS	0.38	0.40

Stock based compensation expense	0.07	0.07
Option and restatement related expenses	0.00	0.00
Amortization of acquired intangibles	0.02	0.02

Non-GAAP EPS	0.47	0.49

CONTACT:
Semtech Corporation
Linda Brewton, 805-480-2004
webir@semtech.com